EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Avalara, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	4,354,296(3)	$94.70	$412,351,831.20	$92.70 per $1,000,000	$38,226
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	870,860(4)	$94.70	$82,470,442	$92.70 per $1,000,000	$7,645
Total Offering Amounts					$494,822,273.20		$45,871
Total Fee Offsets							$0
Net Fee Due							$45,871

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock of Avalara, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan, as amended and restated (the “2018 ESPP”), as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $94.70, based on the average of the high sales price ($96.93) and the low sales price ($92.47) for the Registrant’s common stock as reported by the New York Stock Exchange on February 22, 2022.

(3)	The shares are being registered pursuant to the automatic annual share increase under the 2018 Plan that became effective on January 1, 2022.
(4)	The shares are being registered pursuant to the automatic annual share increase under the 2018 ESPP that became effective on January 1, 2022.